 Contacts:
Community Central Bank Corp., Ray Colonius, CFO - P:586 783-4500
Marcotte Financial Relations, Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES STOCK REPURCHASE PROGRAM                         For Immediate Release

MOUNT CLEMENS, MICHIGAN, Sept. 20, 2006 -- Community Central Bank Corporation, the holding company for Community Central Bank, announced its intention today to repurchase up to 5% of its outstanding shares in the open market or privately negotiated transactions. These shares will be purchased at prevailing market prices from time to time over a twelve-month period depending upon market conditions.

David A. Widlak, President and Chief Executive Officer of the Corporation, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company. Mr. Widlak stated, "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our shareholders." The repurchased shares will become treasury shares and will be used for general corporate purposes.

As of June 30, 2006, the Corporation had 3,851,790 shares of common stock outstanding and total assets of $504.4 million. The Corporation's per-share book value was $9.28 at June 30, 2006. The Corporation's stock is traded on the Nasdaq Global Market under the symbol "CCBD."

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills and Grosse Pointe, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Central and Northwest Indiana, Northern Illinois, and Raleigh, North Carolina. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, changes in interest rate and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking

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Community Central Bank Corporation
Stock Repurchase Program - 2006

regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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